Exhibit 10.1

Nonqualified Stock Option Award Agreement

A NONQUALIFIED STOCK OPTION AWARD (hereinafter the “Option”) for the number of shares of Nordstrom Common Stock (“Common Stock”), as noted in the Nonqualified Stock Option Award Notice (the “Notice”), of Nordstrom, Inc., a Washington Corporation (the “Company”), is hereby granted to the Recipient (“Optionee”) on the date set forth in the Notice, subject to the terms and conditions of this Award Agreement. The Option is also subject to the terms, definitions and provisions of the Nordstrom, Inc. 2019 Equity Incentive Plan (the “Plan”), adopted by the Board of Directors of the Company (the “Board”) and approved by the Company’s shareholders, which is incorporated in this Award Agreement. To the extent inconsistent with this Award Agreement, the terms of the Plan shall govern. Terms not defined herein shall have the meanings as set forth in the Plan. The Compensation, People and Culture Committee of the Board (the “Committee”) has the discretionary authority to construe and interpret the Plan and this Award Agreement. All decisions of the Committee upon any question arising under the Plan or under this Award Agreement shall be final and binding on all parties. The Option is subject to the following terms and conditions:

1.	OPTION EXERCISE PRICE
The Option exercise price is one hundred percent (100%) of the fair market value of a share of Common Stock as determined by the closing price of Common Stock on the New York Stock Exchange on the date of grant. For this purpose, the date of grant is indicated in the Notice.

2.	VESTING AND EXERCISING OF OPTION
Except as set forth in Section 5, the Option shall vest and be exercisable pursuant to the terms of the vesting schedule set forth in the Notice. The certificate(s) or shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person(s) exercising the Option unless another person is specified. An Option hereunder may not at any time be exercised for a fractional number of shares.

(a)	Method of Exercise. The Option shall be exercisable (only to the extent vested) by a written notice in a form prescribed by the Company that shall:

(i)	state the election to exercise the Option, the number of shares, the total option exercise price, and the name and address of the Optionee;

(ii)	be signed by the person entitled to exercise the Option; and

(iii)	be in writing and delivered to Nordstrom Compensation department, or any successor department, (either directly or through a broker).

(b)	Payment upon Exercise. Payment of the option exercise price for any shares with respect to which an Option is being exercised shall be by:

(i)	check or bank wire transfer, or

(ii)
giving an irrevocable direction for a broker approved by the Company to sell all or part of the Option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any amount required to be withheld to meet the Company’s minimum statutory withholding requirements, including the employee’s share of payroll taxes. (The balance of the sale proceeds, if any, will be delivered to the Optionee.)

(c)
Restrictions on Exercise. The Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation, or the Company’s Insider Trading Policy. As a condition to the exercise of the Option, the Company may require the person exercising the Option to make any representation and warranty to the Company as the Company’s counsel advises and as may be required by the Company or by any applicable law or regulation.

3.	ACCEPTANCE OF OPTION AND TERMS
Although the Company may or may not require the Optionee’s signature upon accepting the grant, the Optionee remains subject to the terms and conditions of this Award Agreement. The Optionee agrees to comply with any and all legal requirements and Company policies related to this Option or shares of Company Common Stock which may be acquired upon exercise of this Option. The Optionee acknowledges receipt of a copy of the Plan in connection with the acceptance of the Award.

4.	NONTRANSFERABILITY OF OPTION
The Option may not be sold, pledged, assigned or transferred in any manner except in the event of the Optionee’s death. In the event of the Optionee’s death, the Options may be transferred to the person indicated on a valid beneficiary form, as designated by the Company, or if no designated beneficiary form is available, then to the person to whom the Optionee’s rights have passed by will or the laws of descent and distribution. Except as set forth in Section 5, the Option may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee. The terms of this Award Agreement shall be binding upon the executors, administrators, heirs and successors of the Optionee.

5.	SEPARATION OF EMPLOYMENT
Except as set forth in this section, a vested Option may only be exercised while the Optionee is an employee of the Company or one of its subsidiaries (the “Employer”). If an Optionee’s employment is terminated, the Optionee or his or her legal representative shall have the right to exercise the Option after such termination as follows:

(a)
If the Optionee dies while employed by the Employer, the Option shall immediately vest and may be exercised during the period ending four years after the Optionee’s death. The recipient named on the beneficiary form, as designated by the Company, may exercise such rights. If no valid beneficiary form exists, then the person to whom the Optionee’s rights have passed by will or the laws of descent and distribution may exercise such rights. In no event may the Option be exercised more than 10 years from the date of grant.

(b)
If the Optionee is separated due to his or her disability, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Optionee provides Nordstrom Compensation department, or any successor department, with reasonable documentation of the Optionee’s disability, the Option shall immediately vest as of the date of such separation and may be exercised during the period ending four years after separation. In no event may the Option be exercised more than 10 years from the date of grant.

(c)
If the Optionee terminates employment after having met any of the requirements set forth below, and the Option was granted at least six months prior to the termination date, the Option shall continue to vest in accordance with the terms of the Notice and may be exercised during the period ending four years after separation notwithstanding such termination of employment:

(i)	the Optionee has attained age 55 with 10 continuous years of service to the Employer from the most recent hire date with the Employer; or
(ii) the Optionee has attained age 65.
In no event may the Option be exercised more than 10 years from the date of grant. If the Option was granted less than six months prior to the termination date, such Option shall be forfeited as of the date of termination.

(d)
Notwithstanding subparagraphs (a), (b) and (c) of this section, the Optionee shall immediately forfeit any unvested and vested Options represented by this Award and any shares of Common Stock or proceeds from the sale of such shares of Common Stock, and the post-separation vesting and exercise rights of the Option set forth above shall cease immediately, if: (i) he or she is terminated by the Company or any of its subsidiaries for: embezzlement, theft of funds, fraud, violation of rules, regulations or policies, or any intentional harmful act or acts; or (ii) he or she at any time during the term of this Award directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or in any other capacity, with respect to the Company or any of its subsidiaries, engages or assists any third party in engaging in any competitive business, divulges any confidential or proprietary information to a third party who is not authorized to receive the confidential or proprietary information, or improperly uses any confidential or proprietary information.

(e) Except as otherwise provided in the Plan with respect to a Change in Control, if the Optionee is separated for any reason other than those set forth in subparagraphs (a), (b), (c) and (d) above, the Optionee (or Optionee’s beneficiary) may exercise his or her Option, to the extent vested as of the date of his or her separation, within 100 days after separation. In no event may the Option be exercised more than 10 years from the date of grant. Any unvested options will be forfeited as of the date of separation.

6.	TERM OF OPTION
The Option may not be exercised more than 10 years from the date of grant of the Option, and the vested portion of such Option may be exercised during such term only in accordance with the Plan and the terms of the Option.

7.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION
The Option shall be adjusted pursuant to the Plan, in such manner, to such extent (if any) and at such time as the Committee deems appropriate in the circumstances, to reflect any stock dividend, stock split, split up, extraordinary cash dividend, any combination or exchange of shares or other Strategic Transaction.

8.	ADDITIONAL OPTIONS
The Committee may or may not grant the Optionee additional Options in the future. Nothing in this Option or any future grant should be construed as suggesting that additional grants to the Optionee will be forthcoming.

9.	LEAVES OF ABSENCE
For purposes of this Award Agreement, the Optionee’s service does not terminate due to a military leave, a medical leave or another bona fide leave of absence if the leave was approved by the Employer in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But service terminates when the approved leave ends unless the Optionee immediately returns to active work.
If the Optionee goes on a leave of absence approved by the Employer, then the vesting schedule specified in the Notice may be adjusted in accordance with the Employer’s leave of absence policy or the terms of the leave.

10.	TAX WITHHOLDING
In the event that the Company determines that it is required to withhold any tax as a result of the exercise of the Option, the Optionee, as a condition to the exercise of their Option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements.

11.	INDEPENDENT TAX ADVICE
The tax consequences to the Optionee of receiving the Option or disposing of the shares of Common Stock which may be issuable upon the exercise of the Option is complicated and will depend, in part, on the Optionee’s specific tax situation. The Optionee is advised to consult with an independent tax advisor for a full understanding of the specific tax consequences of receiving the Option or disposing of the shares of Common Stock which may be received upon exercise of the Option.

12.	RIGHTS AS A SHAREHOLDER
Neither the Optionee nor the Optionee’s beneficiary or representative shall have any rights as a shareholder with respect to any Common Stock subject to the Option, unless and until (i) the Optionee or the Optionee’s beneficiary or representative becomes entitled to receive such Common Stock by filing a notice of exercise and paying the option exercise price pursuant to the Option, and (ii) the Optionee or Optionee’s beneficiary or representative has satisfied any other requirement imposed by applicable law or the Plan.

13.	NO RETENTION RIGHTS
Nothing in this Award Agreement or in the Plan shall give the Optionee the right to be retained by the Employer as an employee or in any capacity. The Employer reserves the right to terminate the Optionee’s service at any time, with or without cause.

14.	CLAWBACK POLICY
The Option, and any proceeds (Common Stock or cash) received in connection with the exercise of the Option or subsequent sale of such issued Common Stock, shall be subject to the Clawback Policy adopted by the Company’s Board, as amended from time to time.
In the event the Clawback Policy is deemed unenforceable with respect to the Option, or with respect to the proceeds received in connection with the exercise of the Option or subsequent sale of Common Stock issued pursuant to the Option, then the Option grant subject to this Award Agreement shall be deemed unenforceable due to lack of adequate consideration.

15.	ENTIRE AGREEMENT
The Notice, this Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.